EXHIBIT 10.54

AMENDMENT NO. 1 TO LEASE

THIS AMENDMENT NO. 1 TO LEASE (“Amendment No. 1”) is made to be effective as of May 20, 2002 (“Effective Date”), by and between CALIFORNIA PLAZA AT WALNUT CREEK, INC., a Florida not-for-profit corporation (“Landlord”), and ELECTRONIC ARTS, INC., a Delaware corporation (“Tenant”). All terms and phrases which are capitalized in this Amendment No. 1 shall have the same meaning and definition as those set forth in the Lease unless otherwise stated in this Amendment No. 1.

RECITALS

A.    Landlord and Tenant entered into that certain Office Lease dated February 1, 2001 (“Lease”), pursuant to which Tenant leased Suite 600 and Suite 700 (together, the “Old Premises”) in that certain office building (“Building”) located at 2121 North California Boulevard, Walnut Creek, California 94956 and commonly known and referred to as CALIFORNIA PLAZA.

B.    Tenant desires to expand the Old Premises to include approximately 3,400 net rentable square feet of space on the sixth (6th) floor (“Suite 685”) in the Building. Synergen, Inc., a Delaware corporation (“Synergen”), presently occupies Suite 685 pursuant to that certain Office Lease dated January 31, 2002 (“Synergen Lease”) between Landlord as landlord and Synergen as tenant. The Synergen Lease is scheduled to expire on March 31, 2007. Synergen desires to vacate Suite 685 and lease Suite 1025 in the Building from Landlord.

C.    Subject to the terms and conditions set forth below, Landlord and Tenant have agreed to amend the Lease as follows.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.    Recitals.    The foregoing Recitals are incorporated by reference as if fully set forth herein.

2.    Amendment of Lease.    Landlord and Tenant hereby amend the Lease as follows:

2.1    Lease of Suite 685.    New Article 29 entitled “Lease of Suite 685” is hereby added to the Lease:

29.01    Lease of Suite 685.    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord Suite 685 for a Term commencing on June 1, 2002 (“Scheduled Suite 685 Commencement Date”) and expiring on January 31, 2009. As used herein, the term “Suite 685 Commencement Date” shall mean and refer to the actual date Landlord delivers and Tenant accepts possession of Suite 685. The parties acknowledge that Synergen currently occupies Suite 685. Notwithstanding any provision to the contrary in this Lease, Landlord’s obligation to deliver Suite 685 to Tenant is contingent upon fulfillment of the following conditions: (1) execution by Landlord and Synergen of an amendment to the Synergen Lease in a form satisfactory to Landlord terminating the Term as to Suite 685 on or about May 31, 2002, and (2) vacation and surrender of Suite 685 by Synergen on or about May 31, 2002 (the “Requirements”). Until both Requirements are satisfied, Landlord shall have no obligation to deliver possession of Suite 685 to Tenant. Landlord’s inability to deliver possession of Suite 685 to Tenant by the Scheduled Suite 685 Commencement Date because of a failure to satisfy the Requirements shall not be a default by Landlord under the Lease, nor shall Tenant have any right to terminate the Lease, as a result of such inability or delay by Landlord to deliver Suite 685. If Landlord fails to deliver possession of Suite 685 to Tenant by August 31, 2002, this Amendment No. 1 shall be voidable by Tenant or Landlord.

2.2    Amendment of Article 1—DEFINITIONS.

2.2.1    Premises.    The following new Section 1.02(A) is added to the Lease:

(A)    Effective on the Suite 685 Commencement Date, the term “Premises” shall mean Suites 600, 700 and 685, and the floor plan attached as Exhibit “A” to the Lease shall be deemed replaced in its entirety by the floor plan attached as and incorporated herein by this reference as Exhibit “A-1” to this Amendment No. 1.

2.2.2    Net Rentable Area of the Premises.    The following new paragraph is hereby as Section 1.03(C) immediately before the full paragraph at the end of Section 1.03 and after Section 1.03(B) “With respect to Suite 700, thirty-six thousand eight hundred thirty-four (36,834) rentable square feet”:

Effective on the Suite 685 Commencement Date, the phrase “Net Rentable Area of the Premises” shall mean a total of eighty-two thousand six hundred thirty-two (82,632) rentable square feet as follows: (i) Suite 600, which consists of forty-two thousand three hundred ninety-eight (42,398) rentable square feet, (ii) Suite 700, which consists of thirty-six thousand eight hundred thirty-four (36,834) rentable square feet, and (iii) Suite 685, which consists of three thousand four hundred (3,400) rentable square feet.

2.2.3    Base Rent.    Section 1.07 is hereby amended so that Monthly Base Rent shall be as follows, effective on the Suite 685 Commencement Date:

	Monthly Base Rent Suite 600	Monthly Base Rent Suite 700	Monthly Base Rent Suite 685	Total Monthly Base Rent
Second Lease Year
2/01/02—5/31/02	$62,749.04	$127,563.51		$190,312.55
6/01/02—11/30/02	$62,749.04	$127,563.51	$10,710.00	$201,022.55
12/1/02—1/31/03	$141,185.34	$127,563.51	$10,710.00	$279,458.85

Third Lease Year
2/01/03—5/31/03	$146,832.75	$132,666.05	$10,710.00	$290,208.80
6/01/03—1/31/04	$146,832.75	$132,666.05	$11,031.30	$290,530.10

Fourth Lease Year
2/01/04—5/31/04	$152,706.06	$137,972.69	$11,031.30	$301,710.05

6/01/04—1/31/05	$152,706.06	$137,972.69	$11,362.24	$302,040.99

Fifth Lease Year
2/01/05—5/31/05	$158,814.31	$143,491.59	$11,362.24	$313,668.14
6/01/05—1/31/06	$158,814.31	$143,491.59	$11,703.11	$314,009.01

Sixth Lease Year
2/01/06—5/31/06	$165,166.88	$149,231.25	$11,703.11	$326,101.24
6/01/06—1/31/07	$165,166.88	$149,231.25	$12,054.20	$326,452.33

Seventh Lease Year
2/01/07—5/31/07	$171,773.55	$155,200.50	$12,054.20	$339,028.25
6/01/07—1/31/08	$171,773.55	$155,200.50	$12,415.83	$339,389.88

Eighth Lease Year
2/01/08—5/31/08	$178,644.50	$161,408.52	$12,415.83	$352,468.85
6/01/08—1/31/09	$178,644.50	$161,408.52	$12,788.30	$352,841.32

If the Suite 685 Commencement Date is other than the Scheduled Suite 685 Commencement Date, then Tenant shall pay the Old Premises Base Rent to Landlord pursuant to the Lease and, at least five (5) calendar days prior to the Suite 685 Commencement Date (and as a condition precedent to Tenant taking occupancy of the Suite 685) Tenant shall pay to Landlord a prorated portion of Base Rent for the Suite 685 in advance for that calendar month, based on the number of days between the actual Suite 685 Commencement Date and the last day of the month in which the actual Suite 685 Commencement Date occurred.

2.2.4    Tenant’s Percentage Share.    Sections 1.08(C) and (D) are hereby deleted and replaced with the following new Sections 1.08(C), (D) and (E):

(C)    Suite 685. In connection with Suite 685 only, the phrase “Tenant’s Percentage Share (Suite 685)” shall mean nine hundred twenty-three ten thousandths percent (.00923%) with respect to Property Taxes and Operating Expenses for the Building.

(i)    Starting on January 1, 2003 and during each and every month thereafter during the Initial Lease Term, Tenant shall pay Tenant’s Percentage Share (Suite 685) of Property Taxes and Operating Expenses in excess of the Property Taxes and Operating Expenses paid or incurred by Landlord during the Suite 685 Base Year (defined in Section 4.01(A)).

(D)    All references in this Lease to “Tenant’s Percentage Share” shall mean either Tenant’s Percentage Share (Suite 600), Tenant’s Percentage Share (Suite 700) or Tenant’s Percentage Share (Suite 685) as determined during the applicable period set forth above.

(E)    Landlord may redetermine Tenant’s Percentage Share from time to time to reflect reconfigurations, additions or modifications to the Building.

2.3    Acceptance of Premises.    Section 2.02 of the Lease is hereby deleted and replaced with the following new Section 2.02:

2.02    Acceptance of Premises.    Tenant acknowledges that Landlord has not made any representation or warranty with respect to the condition of the Premises or the Building or with respect to the suitability or fitness of either for the conduct of Tenant’s Permitted Use or for any other purpose except as expressly set forth herein. To the best of Landlord’s knowledge, without inquiry, the Building and Premises comply with Applicable Laws (as defined in Section 6.02(A)).

(A)    Tenant currently occupies Suite 600 pursuant to a prior lease agreement (“Prior Lease”) which will be terminated on the Commencement Date and replaced by this Lease. Prior to the Commencement Date, Landlord or its designee and Tenant will walk Suite 700 for the purpose of reviewing the condition of the same (and the condition of completion and workmanship of any tenant improvements in the Premises which Landlord is required to construct in the Premises pursuant to this Lease); after such review, Tenant shall execute a Suite Acceptance Letter, in the form of Exhibit “D” attached hereto.

(B)    Except as is expressly set forth in this Section 2.02, the Work Letter Agreement attached hereto as Exhibit “B,” the Suite Acceptance Letter attached hereto as Exhibit “D,” and the Suite 685 Acceptance Letter attached hereto as Exhibit “D-1,” Tenant agrees to accept the Premises and the Building in their respective “as is” physical condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements (or to provide any allowance for same) except for Landlord’s obligations pursuant to Section 8.1 and Article 11 of this Lease.

2.4    Option to Extend Term.

2.4.1    The first three (3) sentences of Section 3.02 of the Lease are hereby deleted and replaced with the following:

3.02    Option to Extend Term.    Tenant is hereby granted the one-time right and option to extend the Initial Lease Term (“Option to Extend Term”) for a single additional period of five (5) consecutive Lease Years (“Extension Period”) from and after the Expiration Date. The terms and conditions applicable to the Extension Period shall be the same terms and conditions in effect under the Lease immediately prior to the Extension Period, with the following exceptions: (i) if the Option to Extend Term is exercised for less than all of the Premises, then the exercise must include at least one (1) full floor in the Building (i.e., either the entire Suite 600 and Suite 685 and/or the entire Suite 700); (ii) if the Option to Extend Term is exercised for more than one (1) full floor but for less than all of the Premises, then (a) the exercise must include all of Suite 700 and a portion of Suite 600 or Suite 685, and (b) Tenant must obtain Landlord’s prior written consent as to which portion of Suite 600 or Suite 685 is included and which portion of Suite 600 or Suite 685 is excluded from the exercise, which consent shall not be unreasonably nor untimely withheld; (iii) Tenant shall have no further options to extend the Lease Term; (iv) the Monthly Base Rent for each month of each Lease Year during the Extension Period shall be increased to that amount which is equal to the Fair Market Rent (defined below) for each month of each Lease Year during the Extension Period; and (v) if the Option to Extend Term is exercised for less than all of the Premises, then (a) at commencement of the Extension Period the definition of Premises shall be revised to include only the portion of the Premises which was included in the exercise, and (b) the Monthly Base Rent shall be reduced to that amount which is equal to the number of rentable square feet in the portion of the Premises included in the exercise multiplied by the Monthly Rental Rate Per Square Foot. For purposes of this Lease, the phrase “Monthly Rental Rate Per Square Foot” means the amount which is equal to the monthly Fair Market Rent (defined below) as calculated for the entire Premises pursuant to this Section 3.02 divided by eighty-two thousand six hundred thirty-two (82,632).

2.4.2    Section 3.02(C)(i) of the Lease is hereby deleted and replaced with the following new Section 3.02(C)(i):

(i)    If less then the entire Premises will be leased by Tenant during the Extension Period, then the parties shall (a) determine the monthly Fair Market Rent for the entire Premises, (b) then determine the Monthly Rental Rate Per Square Foot by dividing the monthly Fair Market Rent for the entire Premises by 82,632, and (c) then determine the monthly Fair Market Rent for the reduced Premises by multiplying the Monthly Rental Rate Per Square Foot by the number of rentable square feet in the reduced Premises.

2.5    Section 4.01    Definitions.

2.5.1    New Section 4.01(A)(iii) is hereby added to the Lease

(iii)    Suite 685. For Suite 685, the phrase “Suite 685 Base Year” shall mean calendar year 2002.

2.5.2    The last paragraph of Section 4.01(A) is hereby deleted and replaced with the following:

All references in this Lease to “Base Year” shall mean either the Suite 600 Base Year, the Suite 700 Base Year or the Suite 685 Base Year, as the context dictates.

2.6    Monthly Base Rent.    Section 4.02(C) is hereby deleted and replaced with the following new Sections 4.02(C) and (D):

(C)    Suite 685.    Starting on January 1, 2003 and during each calendar year thereafter during the Initial Lease Term, the Monthly Base Rent for Suite 685 payable by Tenant to Landlord, as adjusted pursuant to Section 1.07 above, shall be increased by (a) Tenant’s Percentage Share (Suite 685) of the total dollar increase, if any, in Property Taxes for such year over Property Taxes for the Suite 685 Base Year; and (b) Tenant’s Percentage Share (Suite 685) of the total dollar increase, if any, in Operating Expenses paid or incurred by Landlord during such year over Operating Expenses paid or incurred by Landlord during the Suite 685 Base Year. A decrease in Property Taxes or Operating Expenses below the Suite 685 Base Year amounts shall not decrease the amount of the Monthly Base Rent due hereunder or give rise to a credit in favor of Tenant.

(D)    In each case during the Initial Lease Term where Monthly Base Rent has been subject to a Rent Adjustment pursuant to the provisions of this Section 4.02, each specific Rent Adjustment shall be referred to as a “Tax and Operating Expense Adjustment.”

2.7    Parking.    The first six (6) sentences of Section 27.01 are hereby deleted and replaced with the following:

27.01    Parking.    From the Commencement Date and ending on the Suite 685 Commencement Date and so long as Tenant has not committed an event of default under this Lease which remains uncured following expiration of all applicable during periods, then Landlord shall lease to Tenant and Tenant shall have the right to lease from Landlord up to a total of two hundred twenty-eight (228) unreserved parking spaces, and ten (10) reserved parking spaces. For the remainder of the Initial Lease Term, so long as Tenant has not committed an event of default under this Lease which remains uncured following expiration of all applicable during periods, then Landlord shall lease to Tenant and Tenant shall have the right to lease from Landlord up to a total of two hundred thirty-eight (238) unreserved parking spaces, and ten (10) reserved parking spaces. For each unreserved parking space, Tenant shall pay Landlord the prevailing rental rate of Sixty Five and No/100 Dollars ($65.00) per space per month. For each reserved parking space, Tenant shall pay Landlord the prevailing rental rate of One Hundred Twenty Five and No/100 Dollars ($125.00) per space per month. All amounts due from Tenant to Landlord for parking space rental shall be deemed Rent and shall be due and payable by Tenant to Landlord along with and in addition to Tenant’s payment of Monthly Base Rent for the Premises. The monthly rate for all parking spaces shall be subject to periodic adjustments to the then fair market value charged by other managers and operators of parking spaces situated in the downtown Walnut Creek area (as determined by Landlord in its reasonable discretion). Tenant shall have the right, not more than two (2) times during any calendar year and upon at least sixty (60) calendar days advance written notice to Landlord, to increase or decrease the number of unreserved parking spaces in increments of ten (10) parking spaces per change; provided, however, in no event shall Tenant have the right to lease more than two hundred thirty-one (231) unreserved parking spaces.

2.8    Exhibits.    The following sentence is hereby added to the end of Section 28.15:

Exhibit “A-1” (Outline of Premises), which shall replace Exhibit “A”, and Exhibit “D-1” (Suite 685 Acceptance Letter) are incorporated into this Lease by reference and made a part hereof.

3.    Representations.    Each party represents to the other that it has full power and authority to execute this Amendment No. 1. Each party represents to the other that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease or the Leased Premises, and has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Lease or the Premises by any other party.

4.    Not Binding Until Signed By Both Parties.    This Amendment No. 1 shall not be binding until executed and delivered by both parties. This Amendment No. 1 shall not be relied upon by any other party, individual, corporation, partnership or other entity as a basis for terminating its lease with Landlord.

5.    Miscellaneous.    Warranties, representations, agreements, and obligations contained in this Amendment No. 1 shall survive the execution and delivery of this Amendment No. 1 and shall survive any and all performances in accordance with this Amendment No. 1. This Amendment No. 1 may be executed in any number of counterparts which together shall constitute the Amendment No. 1. If any party obtains a judgment against any other party by reason of breach of this Amendment No. 1, reasonable attorneys’ fees as fixed by the court shall be included in such judgment. This Amendment No. 1 and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Amendment No. 1 shall be construed and enforced in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Landlord and Tenant have duly executed this Amendment No. 1 as of the date set forth below, in Walnut Creek, California. Notwithstanding the actual date of execution, this Amendment No. 1 shall for all purposes be deemed effective as of the Effective Date first above written.

LANDLORD:	TENANT:

CALIFORNIA PLAZA AT WALNUT CREEK, INC., a Florida not-for-profit corporation	ELECTRONIC ARTS, INC., a Delaware corporation
By:	By:	/S/ RUTH A. KENNEDY
Thomas E. Burdi, Executive Vice-President		Ruth A. Kennedy Name: Ruth Kennedy Title: SVP and General Counsel

EXHIBIT “A-1”

FLOOR PLAN OF PREMISES

TO BE ATTACHED

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EXHIBIT “D-1”

SUITE 685 ACCEPTANCE AGREEMENT

Tenant’s Name:	ELECTRONIC ARTS, INC.
Lease Dated:	February 1, 2001
Premises:	Suite 685
Building:	2121 North California Boulevard, Walnut Creek, California 94596
Name of Tenant’s Contact:	Phone #:

Ladies and Gentlemen:

As a representative of the referenced Tenant, I/we certify that: Tenant has physically inspected Suite 685 and its improvements with                     , a representative of the Landlord. Except as set forth below, I/we accept the improvements constructed and installed in Suite 685 in their “as is” condition and verifies that the same comply with all the requirements indicated in the Lease. I/we also verify that the following information is true, accurate and may be relied on by Landlord:

Commencement Date:	February , 2001
Date First Lease Year Commenced:	February , 2001
Rent Commencement Date for Suite 685:	June , 2002
Expiration Date of Initial Lease Term:	January 31, 2009
Date Keys To Suite 685 Delivered:	June , 2002
Suite 685 Items Requiring Attention:

TENANT

ELECTRONIC ARTS, INC., a Delaware corporation

By:	Date:
Name: Title:

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